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                                                                   EXHIBIT 10(j)



                               DELPHI CORPORATION

              DEFERRED COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS


I.   Name and Purpose

     The name of this plan is the Delphi Corporation Deferred Compensation Plan for Non-Employee Directors (the "Plan"). Its purpose is to establish a mechanism for the mandatory deferral of a portion of director fees into stock units and provide Non-Employee Directors of Delphi Corporation (the "Corporation" or "Delphi") with an opportunity to voluntarily defer remaining director fees. Director fees, which do not include expense reimbursement, are referred to in this Plan as "Compensation". Compensation deferred in accordance with this Plan is referred to as "Deferred Compensation".

II.  Effective Date; Amendment Date

     The Plan is effective February 5, 1999, and as amended December 8, 2004.

III. Participants

     Any director of the Corporation who is not an employee of Delphi or a Delphi subsidiary ("Participant") is eligible to participate in the Plan. The Corporation will establish and maintain an unfunded Deferred Compensation Account for each Participant in accordance with the Plan.

IV.  Election of Deferral

     (A) On or before December 31 of each year, a Participant, or nominee for election to the Board who is not an employee of Delphi or a Delphi subsidiary, must make an election to defer receipt of all or a specified portion of Compensation otherwise payable during the following year. The deferral is irrevocable. Deferred Compensation will be credited to a Participant's Deferred Compensation Account on the date the Compensation would, but for the deferral, be payable as determined by the Corporation.

     (B) For a newly elected Participant, the election under the Plan for the remainder of the calendar year in which the Participant joins the Board will be made within 30 days after the date the Participant becomes eligible to participate.

     (C) Each annual election will include the method by which the value of amounts deferred will be measured and paid in accordance with Sections V and VI below, respectively.

V.   Value of Deferred Compensation Accounts

     (A) A Participant's Compensation will be deferred by means of stock-based units of Delphi.

     (B) Deferred Compensation will be held for the Participant's Deferred Compensation Account in the general funds of the Corporation. In accordance with the Participant's instructions, Deferred Compensation will be credited as follows:

          Stock-Based Units

               Amounts deferred will be converted into units representing the Corporation's Common Stock, determined by dividing the amount of Deferred Compensation in each calendar quarter by the average daily closing market price of such stock as reported in The Wall Street Journal, or other similar reference, for that calendar quarter. On the dividend payment date dividend equivalents in




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               the form of additional units will be credited to the
               Participant's Deferred Compensation Account equal to the sum of the per share cash dividend multiplied by the number of units in the Participant's Deferred Compensation Account and then divided by the average market price of such stock on the payment date. In the event of any change in the number or kind of any outstanding shares of the Corporation, appropriate adjustments will be made in the number of units credited to a Participant's Deferred Compensation Account. Amounts credited to the Participant's Deferred Compensation Account will continue to accrue dividend equivalents until distributed in accordance with the Plan. Units will be calculated to the nearest thousandth. Average market price on any valuation date under the Plan is defined as the mean of the highest and lowest sales prices of the stock as reported in The Wall Street Journal, or other similar reference.

     (C) In the event that the Participant's Deferred Compensation Account has been credited with units calculated as provided in Section V(B), the value of such portion of the Deferred Compensation Account for purposes of distribution to the Participant will be determined by multiplying the number of units by the average daily closing market price of the stock they represent as reported in The Wall Street Journal, or other similar reference, for the calendar quarter preceding delivery.

     (D) A Participant will not have any interest in the Deferred Compensation Account until it is paid in accordance with Section VII of the Plan.

VI.  Required Deferral; Elective Deferral

     (A) A minimum required stock-based unit balance of three times each Participant's annual Compensation is required. A review of each Participant's Deferred Compensation Account towards the achievement of this requirement and notification of the status will occur once a year prior to the due date of the next year's irrevocable election notification.

     (B) Until such balance is achieved, each Participant, other than the lead director, will be paid 60% of his or her annual Compensation by a grant of stock based units which will be deferred in accordance with
          Section V(B) . The lead director will be paid two-thirds of his or her annual Compensation by a grant of stock based units, also deferred in accordance with Section V(B).

          a.   The mandatory deferral will be effective for the Plan year.

          b. Any remaining Compensation will be paid in cash unless voluntarily deferred under Section IV.

     (C) Once the minimum balance has been achieved, then in the deferral year following, a Director may elect to defer up to 50%, in increments of 10%, of his or her total Compensation in stock units in accordance with Section V(B). If Compensation is to be deferred, a notification of the percentage must be made per the terms of Section IV(A). Any Deferred Compensation will be paid per the terms in Sections VII and
          VIII. In subsequent annual elections, the Participant may change his or her election.

     (D) A copy of the required form of notice is attached as Exhibit A and made a part hereof.

VII. Payment of Deferred Compensation

     (A) No withdrawal may be made from the Participant's Deferred Compensation Account except as provided in this Section VII.




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     (B)  The value of a Participant's Deferred Compensation Account is payable in cash, in a lump sum. The payment of the Deferred Compensation Account will be made seven months after the Participant's departure from the Delphi Board of Directors.

VIII. Distribution Upon Death

     If any Participant dies before receiving all Deferred Compensation, the unpaid amount will be paid to his or her beneficiary; but, if none has been designated, to his or her estate, in one lump sum seven months after the Participant's death. The value of the Deferred Compensation Account on the date of payment will be determined in accordance with the provisions of Sections V and VI above, respectively.

IX.  Participant's Rights Unsecured

     The right of any Participant to receive payment under the Plan will be an unsecured claim against the general assets of the Corporation.

X.   Non-Assignability

     The right of a Participant to payment under this Plan may not be assigned, transferred, pledged or encumbered or be subject in any manner to alienation or anticipation.

XI.  Statement of Account

     Statements will be sent to Participants as soon as practicable each year as to the value of the Deferred Compensation Accounts as of the end of the previous year.

XII. Administration

     The Administrator of this Plan is the Delphi Strategy Board. The Administrator has authority to adopt rules and regulations for carrying out the Plan and to interpret, construe and implement the Plan's provisions.

XIII. Business Days

     If any date specified in the Plan falls on a Saturday, Sunday or legal holiday, such date will be deemed to refer to the next business day after that date.

XIV. Effect of Taxation

     Any provision of this Plan will cease to be operable and any action which may be taken under the terms of the Plan (including without limitation any Participant investment or distribution elections) will cease to be available, to the extent such provision or permitted action would cause deferrals and earnings under the Plan to be treated as immediately taxable for U.S. federal income tax purposes for one or more Participants, as determined by the Corporation, in its sole discretion. The Corporation will notify Participants of any determination under this Section XIV as soon as practicable thereafter.

XV.  Amendment and Termination

     This Plan may at any time be amended, modified, or terminated by the Delphi Strategy Board; provided, however, that these Plan provisions will not be amended more than once every six months, other than to comport with changes in the Internal Revenue Code of 1986, as amended, the Securities Exchange Act of 1934, as amended, the Employee Retirement Income Security Act of 1974, as amended, or any other applicable law or regulations. No amendment, modification or termination will, without the consent of a Participant, adversely affect such Participant's rights with respect to amounts accrued in his or her Deferred Compensation Account.


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